EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com
LA-Z-BOY REPORTS FISCAL 2008 FOURTH-QUARTER AND FULL-YEAR RESULTS
MONROE, MI. June 16, 2008—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal fourth quarter and full year ended April 26, 2008.
Net sales for the quarter were $368 million, down 9.8% compared with the prior year’s fourth quarter. The company reported a loss from continuing operations of $4.5 million, or a loss of $0.09 per share, compared with income from continuing operations of $8.4 million, or $0.16 per share, for the same period last year. The 2008 fourth quarter results include a $0.04 per share restructuring charge, primarily related to the pending closure of the company’s Tremonton, Utah upholstery facility, and a $0.07 per share charge associated with the make-whole provision on the company’s private placements, which were refinanced in February. Last year’s fourth quarter included a restructuring charge of $0.08 related to the closure of several of the company’s upholstery facilities and retail outlets and a $0.14 gain on the sale of properties.
For the full fiscal 2008 year, La-Z-Boy reported sales of $1.5 billion, down 10.5% compared with the prior year. The company reported a loss from continuing operations of $7.5 million, or a loss of $0.15 per share, compared with income from continuing operations of $19.8 million, or $0.38 per share, for fiscal 2007. The 2008 full-year results include income per share of $0.09 related to anti-dumping duties received on bedroom furniture imported from China, a restructuring charge of $0.10 relating to the closure of the company’s Lincolnton facility, retail outlet closures and the pending closure of the company’s Tremonton, Utah upholstery facility, a $0.10 per share charge for a write-down of goodwill and a $0.07 per share charge associated with the make-whole provision on the company’s private placements, which were refinanced in February.
For the full fiscal 2007 year, the company’s results included a $0.13 per share restructuring charge related to plant and retail outlet closures, income of $0.04 per share related to anti-dumping duties, and a $0.17 per share gain on the sale of properties. (See the attached schedule for more information on selected items included in our Consolidated Statement of Operations.)
Kurt L. Darrow, La-Z-Boy’s President and Chief Executive Officer, said: “In an operating environment that continues to be marked by challenges, fiscal 2008 was a transitional year for La-Z-Boy. We continued our momentum in making significant changes to our business model, including rationalizing our portfolio of operating companies, transitioning our La-Z-Boy branded manufacturing facilities to cellular production, closing several upholstery facilities, launching a new comprehensive marketing campaign, consolidating our retail warehouses and IT systems and strengthening our balance sheet by reducing our debt by 31%. We made tough decisions during tough times, and are confident our business model has the strength and stability for us to remain an industry leader going forward.”
Upholstery
For the fiscal 2008 fourth quarter, sales in the company’s upholstery segment decreased 8.9% to $277.5 million compared with $304.7 million in the prior year’s fourth quarter; however, the segment’s operating margin increased to 8.3% from 6.0% in last year’s comparable quarter. Darrow stated, “The success of the conversion of our La-Z-Boy branded facilities to the cellular production process is clearly evident in our results. On lower volume, we improved our operating margin year over year and, with the implementation of cellular now substantially completed, we anticipate our performance going forward will improve. During the quarter, we announced plans to consolidate all cutting and sewing operations at our branded facilities, over a period of 18 to 24 months, and will move those operations to a new facility in Mexico. We also announced we would close our Tremonton, Utah facility this summer. The combined annual savings from these two initiatives are expected to be in excess of $25 million, with the full benefit beginning in fiscal 2011.”
For the fiscal 2008 fourth quarter, the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores, opened two new stores, relocated and/or remodeled two and closed three, bringing the total store count to 335, of which 216 are in the New Generation format. For fiscal 2009, the network plans to open 10 New Generation format La-Z-Boy Furniture Galleries® stores (seven new and three will be store remodels or relocations) and will close six. In the first quarter of fiscal 2009, the network plans to open one store, relocate or remodel two and close two.
System-wide, for the first four months of calendar 2008, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 5.7%. Total written sales, which include new stores, were down 5.2%.
Casegoods
For the 2008 fourth quarter, casegoods sales were $48.8 million, down 24.3% from the prior year’s fourth quarter and, as a result, the segment’s quarterly operating margin decreased to 3.6%. Darrow commented, “With higher price points typically associated with casegoods collections, as compared to upholstery, our casegoods business continues to be impacted by the housing downturn, with consumers postponing purchases of larger sets of furniture for the dining room and bedroom. In the meantime, our team remains focused on new product development, with unique attributes, to appeal to a wider range of customers. Importantly, we continue to align our cost structure with the current level of business.”
Retail
For the quarter, retail sales were $48.9 million, down 10.2% compared with the prior-year period. The retail group posted an operating loss for the quarter, and its operating margin was (25.7%). Approximately 6.5% of the 10.2% sales decline was the result of exiting the Pittsburgh, Pennsylvania market, which was operating during last year’s fourth quarter. Darrow stated, “During the quarter, we completed the consolidations of both our warehouse and IT systems, eliminating the redundant costs associated with the multiple markets we acquired over the last several years. Following the consolidation of the warehouses, we were aggressive in reducing our inventory and lowered it by 15% on a 10% sales decline during the course of the quarter. We also closed three stores during the period, selling additional inventory at discounted levels, which negatively impacted our gross margin for the quarter. However, as a result of these moves, beginning in fiscal 2009, we are in-stock on our core assortment, which is improving our service position.”

Darrow continued, “Although we are realizing a significant reduction in costs as a result of the consolidation process, the benefit is negated by the decline in volume across our stores coupled with increased occupancy costs associated with additional New Generation format stores. While we cannot control the impact the economy is having on the home furnishings market, we are working to improve our close ratio and average ticket with every customer. Additionally, we continue to examine every cost component of our business while experimenting with various merchandising techniques in several stores as a means to drive top-line growth.”
During the fourth quarter, the company’s retail segment opened two new company-owned stores remodeled or relocated two and closed one. At the end of the fourth quarter, the company owned 70 stores, including 56 in the New Generation format, or 80% versus 70 company-owned stores last year at this time, of which 47, or 67%, were in the new format.
New Credit Facility
La-Z-Boy Incorporated entered into a new secured credit agreement in early February, giving it greater flexibility to operate its business. As part of the refinancing, the company’s private placement notes were paid off and the company took a charge of $6.0 million, or $0.07 per share, in the fourth quarter as a result of a make-whole provision with the company’s note holders.
Balance Sheet
During the year, La-Z-Boy reduced its debt by $47 million, of which $46 million was reduced in the fourth quarter. At the end of fiscal 2008, La-Z-Boy’s debt to capitalization ratio was 18.8% compared with 23.8% at the end of fiscal 2007. Net cash provided by operating activities was $49.2 million, primarily the result of a reduction in inventory and accounts receivable.
Business Outlook
Commenting on the company’s business outlook, Darrow said: “Overall macroeconomic factors continue to impact the home furnishings industry and we believe it will be some time before the environment improves. As we experienced in fiscal 2008, due to seasonality issues and the way in which our fiscal year rolls out (May through April), we anticipate the second half of our fiscal year to be stronger than the first half. We will continue to make changes to our business to positively impact both the top and bottom lines; however, we remain cautious in our outlook for the full fiscal 2009 year and anticipate a 3% to 7% decrease in sales compared with fiscal 2008 and earnings per share to be in the range of $0.15 to $0.25. Our guidance does not include restructuring charges, potential income from anti-dumping monies, or any further effect from discontinued operations or the write-down of intangible assets.”
Forward-looking Information
Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) further changes in the housing market; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) changes in currency exchange rates; (i) competitive factors; (j) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (k) effects of restructuring actions; (l) changes in the domestic or international regulatory environment; (m) ability to implement global sourcing organization strategies; (n) fair value changes to our intangible assets due to actual results differing from projected; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the ability to procure fabric rolls or cut and sewn fabric sets domestically or abroad; (r) those matters discussed under “Risk Factors” in our most recent Annual Report of Form 10-K and subsequent Quarterly Reports on Form 10-Q and factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.
Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:
http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.
The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 335 stand-alone La-Z-Boy Furniture Galleries® stores, 57 La-Z-Boy In-Store Galleries and 333 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.